Exhibit 99.1

Cerevel Therapeutics Announces the Appointments of Deval Patrick

and Deborah Baron to its Board of Directors

Cambridge, Mass. – January 21, 2021 – Cerevel Therapeutics, a company dedicated to unraveling the mysteries of the brain to treat neuroscience diseases, announced today that it has appointed the Honorable Deval Patrick and Deborah Baron to serve as independent members of its Board of Directors.

Mr. Patrick, a former two-term governor of Massachusetts, is an experienced business and government leader with a deep understanding of the life sciences ecosystem. He currently serves as a director at Global Blood Therapeutics, Amwell, Twilio, and Environmental Impact Acquisition Corp. He is also the founder and chairperson of the TogetherFund, a political action committee that supports progressive politics and grassroots groups working to drive turnout and engagement among disenfranchised and marginalized voters. Mr. Patrick was previously a managing director at Bain Capital.

Ms. Baron is senior vice president, Worldwide Business Development for Pfizer Inc., where she leads all business development activities including prioritizing opportunities, managing evaluations, and executing transactions.

“Deval and Deborah are each exceptional leaders in the life sciences community, and they will bring a diverse set of experiences and perspectives to Cerevel,” said Tony Coles, M.D., chief executive officer and chairperson of Cerevel Therapeutics. “I look forward to adding their voices, their wisdom and their experience to our board as we continue our aspiration to build the premier neuroscience company.”

“Cerevel exemplifies the innovative spirit of the life sciences industry in Massachusetts, as it seeks to bring new treatment options to patients facing Parkinson’s disease, epilepsy, schizophrenia, and other devastating conditions,” said Mr. Patrick. “I am excited to join the Cerevel board and support the company’s mission to change what is possible in neuroscience.”

“I am proud to continue Pfizer’s participation on the Cerevel board, as Cerevel applies its expertise in neurocircuitry and receptor selectivity to advance an innovative pipeline of medicines,” said Ms. Baron. “Cerevel has been purpose-built with an experienced team of drug developers and the capabilities to advance new treatment options for neuroscience diseases.”

About Deval Patrick

Originally from the South Side of Chicago, Mr. Patrick has had a career as a business and civil rights attorney and business executive, becoming a partner at two Boston law firms and a senior executive at Texaco and Coca-Cola. In 1994, President Clinton appointed Mr. Patrick to the nation’s top civil rights post, Assistant Attorney General for Civil Rights.

In 2006, in his first bid for public office, he became Massachusetts’ first African-American governor. In his two terms as Governor, Mr. Patrick oversaw the expansion of affordable health care to more than 98 percent of state residents, launched initiatives stimulating clean energy and biotechnology, won a national Race to the Top grant, and steered the state out of recession to a 25-year high in employment.

From April 2015 to December 2019, he served as a Managing Director of Bain Capital LLC, where he focused on investments that deliver both a competitive financial return and significant positive social impact. Mr. Patrick is a Rockefeller Fellow, a Crown Fellow of the Aspen Institute, and the author of two books, A Reason to Believe: Lessons from an Improbable Life and Faith in the Dream: A Call to the Nation to Reclaim American Values.

Mr. Patrick received a B.A. in English and American literature from Harvard College and a J.D. from Harvard Law School.

About Deborah Baron

Deborah Baron is senior vice president, Worldwide Business Development for Pfizer Inc. In this role, Ms. Baron leads all Pfizer business development activities including prioritizing opportunities, managing evaluations, and executing transactions. Ms. Baron’s team covers a wide range of transaction types including venture investments, collaborations, license agreements, mergers and acquisitions, and divestitures.

Prior to this role, Ms. Baron held positions of increasing responsibility at Pfizer, including leading business development activities in Pfizer’s Primary Care and Emerging Markets businesses. Before joining Pfizer in 2002, Ms. Baron was an associate principal in the New York office of McKinsey and Company, a management consulting firm, and previously she worked as a manufacturing engineer at The Stanley Works in New Britain, Connecticut.

Ms. Baron earned her M.B.A. from the MIT Sloan School of Management and a B.S. in mechanical engineering from MIT.

About Cerevel Therapeutics

Cerevel Therapeutics is dedicated to unraveling the mysteries of the brain to treat neuroscience diseases. The company is tackling neuroscience diseases with a differentiated approach that combines expertise in neurocircuitry with a focus on receptor selectivity. Cerevel Therapeutics has a diversified pipeline comprising five clinical-stage investigational therapies and several pre-clinical compounds with the potential to treat a range of neuroscience diseases, including Parkinson’s, epilepsy, schizophrenia and substance use disorder. Headquartered in Cambridge, Mass., Cerevel Therapeutics is advancing its current research and development programs while exploring new modalities through internal research efforts, external collaborations or potential acquisitions. For more information, visit www.cerevel.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements about our potential to become a premier neuroscience company and the intended results of our strategy. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Media Contact:

Kate Contreras

W2O

kcontreras@w2ogroup.com

Investor Contact:

Matthew Calistri

Cerevel Therapeutics

matthew.calistri@cerevel.com